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                                                                   EXHIBIT 10.07

January 18, 1999


Janette Chock
4407 Macbeth Circle
Fremont, CA 94555

Dear Janette:

I am pleased to present you with an offer to join Affiliation, Inc. on February 1, 1999 as Controller. You will report to the Chief Executive Officer.

Your compensation package is as follows:

Base Salary:    $120,000 per year, less payroll deductions and all required withholdings, to be reviewed in six months in July (7/31).

Stock Options:  Upon hire, and subject to Board approval, you will be granted an option to purchase 66,000 shares of the Company's Common Stock with an exercise price of the fair market value on the date of the grant. The option shares will vest at the rate of 1/8 at the end of your first six months of employment and thereafter at the rate of 1/48 per month. Vesting depends on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's Stock Plan and the Stock Option Agreement between you and the Company. We will give you further details of the plan upon your acceptance of this offer.

The Company also offers comprehensive benefits including medical, dental and vision coverage for you and your eligible dependents. In addition, we will provide $50,000 in life insurance, short and long term disability plans, vacation and sick pay and paid holidays.

On the first day of hire, please bring evidence of your U.S. citizenship or proof of your legal right to work in the U.S. (We are required by federal law to examine documentation of your employment eligibility within three business days of your start date.)

Notwithstanding any provision to the contrary contained herein, the working relationship between you and the Company will be that of "at will employment", meaning either you or we can terminate the relationship at any time, with or without cause.

The employment terms in this letter supercede any other agreements or promises made to you by anyone, whether oral or written.

This offer expires at the end of the day on Friday, January 22, 1999. Please return this letter to me in the enclosed envelope by that time.

Sincerely,                         I accept this offer:

/s/ Mark Jung                      /s/ Janette Chock             1/19/99
                                   --------------------------------------------
Mark Jung                          Janette Chock                 Date
CEO & President
                                   Anticipated Start Date:  February 1, 1999